Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KEANE GROUP, INC.

Keane Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Keane Group, Inc. duly adopted at a meeting resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED that the Certificate of Incorporation of Keane Group, Inc. be, and hereby is, amended to restate Article I to read in full as follows:

“The name of the Corporation is NexTier Oilfield Solutions Inc. (the “Corporation”).”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

THIRD: That this Certificate of Amendment shall become effective at 8:00 a.m. (New York Time) on October 31, 2019, in accordance with the provisions of Sections 103 and 242 of the DGCL.

IN WITNESS WHEREOF, Keane Group, Inc. has caused this Certificate to be executed by its duly authorized officer on this 30th day of October, 2019.

KEANE GROUP, INC.

By:	/s/ Robert W. Drummond
	Name:	Robert W. Drummond
	Title:	Chief Executive Officer